UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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KVH Industries, Inc.
(Name of Registrant as Specified in Its Charter)

VIEX OPPORTUNITIES FUND, LP – SERIES ONE VIEX SPECIAL OPPORTUNITIES FUND II, LP VIEX GP, LLC VIEX SPECIAL OPPORTUNITIES GP II, LLC VIEX CAPITAL ADVISORS, LLC JOHN MUTCH ERIC SINGER
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VIEX Opportunities Fund, LP – Series One (“Series One”), together with the other participants named herein (collectively, “VIEX”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominees at the upcoming 2021 annual general meeting of stockholders of KVH Industries, Inc., a Delaware corporation (the “Company”).

On March 4, 2021, VIEX issued the following press release and public letter to stockholders of the Company:

VIEX CAPITAL NOMINATES TWO HIGHLY QUALIFIED CANDIDATES FOR ELECTION TO THE BOARD OF KVH INDUSTRIES, INC.

The Persistent Destruction of Stockholder Value and Poor Corporate Governance at KVH Warrants Direct Shareholder Representation on the Board

NEW YORK, March 4, 2021 /PRNewswire/ -- VIEX Capital Advisors, LLC, who together with its affiliates beneficially own approximately 3.4% of the outstanding shares of common stock of KVH Industries, Inc. (the “Company”) (NASDAQGS:KVHI), today issued an open letter to stockholders and announced that it has nominated two highly-qualified directors – John Mutch and Eric Singer – for election as Class I Directors to the Company’s Board of Directors at the Company’s upcoming 2021 annual meeting of stockholders.

The full text of the letter follows:

March 4, 2021

Dear Fellow KVH Stockholder:

VIEX Capital Advisors, LLC, together with its affiliates and the other participants named herein (collectively, “VIEX” or “we”), a significant stockholder of KVH Industries, Inc. (“KVH” or the “Company”), beneficially owning approximately 3.4% of the Company’s outstanding shares of Common Stock, is dedicated to maximizing value for KVH’s stockholders, the true owners of the Company. As a substantial stockholder of the Company, our interests are directly aligned with those of all KVH stockholders - to maximize the value of the Company’s stock.

In order to create this value for stockholders, in mid-January we nominated two highly-qualified independent directors for election as Class I Directors to the Board of Directors (the “Board”) at the Company’s upcoming 2021 annual meeting of stockholders (the “Annual Meeting”). We have nominated our candidates because we are deeply concerned by the Company’s inadequate corporate governance, stale incumbent board and poor stock price performance.

It is evident to us that the Board must be refreshed with truly independent directors to ensure that the interests of KVH’s stockholders are adequately represented in the boardroom and that the Board takes the necessary steps to help the Company’s stockholders realize the true value of their investment.

Incessant Destruction of Stockholder Value at KVH

Despite a recent uptick this year, KVH’s stockholder value has historically underperformed its peers under the incumbent Board’s oversight. The Company’s total shareholder returns were negative over the past ten-year period and have significantly lagged behind market and industry peers’ growth over the past one-, three- and five-year periods. The even longer term performance over the past ten- and fifteen-year periods puts in bold relief the underperformance of KVH under the leadership of this Board. Over each period, KVH has significantly trailed the Russell 2000 Index, the Russell 30000 Index and the Russell 2000 Utilities: Telecommunications Index:

Total Shareholder Returns

	KVH	Russell 2000 Index	Russell 3000 Index	Russell 2000 Utilities: Telecommunications Index
1-year	8.70%	27.39%	22.80%	36.74%
3-year	9.00%	39.43%	49.54%	29.50%
5-year	41.22%	114.06%	123.26%	66.77%
10-year	-7.22%	307.20%	333.75%	162.73%
15-year	11.27%	272.28%	310.45%	N/A

Source: Bloomberg
Total Shareholder Returns as of 1/14/2021

The Company Retains Poor Corporate Governance Mechanisms

The Company maintains several defensive corporate governance tactics that have permitted the Board to entrench itself and become stale, including the following:

➢	Classified Board. The Company has a classified Board, with only two Class I directors to be considered for election at the 2021 annual general meeting – dampening stockholders’ voice at any one meeting.
➢	Combined Chairman/CEO. Martin Kits van Heyingen serves as both the Chairman of the Board and the CEO. In our view, combining these positions negatively affects the independence of the Board and ability of the stockholders to hold the Chairman accountable.
➢	No Action By Written Consent. KVH’s amended and restated by-laws (the “Bylaws”) flatly prohibit stockholders from taking or approving any action by written consent, thereby requiring all actions to taken or approved at a duly constituted annual or special meeting and increasing the overall cost and expense of such actions to the Company’s stockholders.

➢	Supermajority Vote to Amend Bylaws. Any amendment or repeal of the provisions of the Bylaws governing the Board requires the affirmative vote of the holders of an incredible 75% of the Company’s outstanding stock – deterring any effort to address these provisions.
➢	Board Includes Two Insiders. Just a mere three years after the conclusion of over thirty years of service to the Company, the Board appears to have recently determined that James Dodez is now an “independent director” to appoint him to the Nominating and Corporate Governance Committee and the Audit Committee in August 2020. Not only do we find that this close reading of the NASDAQ independent director definition is unlikely to be accurate in practice in Mr. Dodez’s case, but there seems no reason to have two effective insiders in the Boardroom, particularly in light of the Company’s dismal stockholder performance.

We believe that these governance provisions and actions are an improper use of the Company’s corporate machinery to insulate the incumbent Board.

The Class I Directors are Entrenched and Stale

As shown below, the Class I Directors to be considered for election at the Annual Meeting both have almost 25 year tenures on the Board. In addition, both Class I Directors serve on the Nominating and Corporate Governance Committee, with Mr. Ain serving as the Chairman of such committee. We believe they have neglected their duties to continuously evaluate the Board’s composition given the average tenure of the Board is 16 years and the fact that they have permitted effectively two insiders to remain on the Board.

Name	Committee Positions	Age	Tenure
Mark S. Ain	Chairman of the Compensation Committee (since 1997) Chairman of the Nominating and Corporate Governance Committee (since February 2015; member since 2004) Audit Committee Member (since 2000)	77	24 years
Stanley K. Honey	Nominating and Corporate Governance Committee Member (since 2004) Audit Committee Member (from 1997 to 2003 and reappointed in 2011)	65	24 Years

Our Nominees Will Help Refresh the Board

Our two nominees, John Mutch and Eric Singer, will bring a much needed stockholder’s perspective into the boardroom, as well as extensive public company board and technology sector experience.

VIEX’s nominees are:

John Mutch is a seasoned operating executive and investor in the technology industry with over 30 years of public and private company operating and investing experience with a long, sustained track record of creating shareholder value and extensive executive management experience. Mr. Mutch serves as managing partner of MV Advisors LLC (“MV Advisors”), a strategic block investment firm that provides focused investment and strategic guidance to small and mid-cap technology companies. Previously, Mr. Mutch served as President, CEO and Chairman of the Board of Directors of BeyondTrust Software, a privately-held security software company. He also served as President and CEO of both Peregrine Systems and HNC Software, an enterprise analytics software provider. Mr. Mutch currently serves as a member of the Board of Directors of Agilysys, Inc., and as the Chairman of the Board of Aviat Networks and previously served as a director of Maxwell Technologies, Inc., YuMe, Inc., Steel Excel Inc., Phoenix Technology, Edgar Online, Aspyra, Inc., Overland Storage, Inc. and Brio Software, Inc.

Eric Singer has demonstrated financial expertise and significant experience serving as a director of various technology companies. Mr. Singer serves as the managing member of each of VIEX GP, VSO GP II and VIEX Capital. Currently, Mr. Singer serves on the board of directors of A10 Networks, an application controller and firewall cloud security company, where he has served as Lead Independent Director since September 2020, and Immersion Corporation, a premier licensing company focused on the creation, design, development, and licensing of innovative haptic technologies, where he has served as Executive Chairman since August 2020. Previously, Mr. Singer served as chairman of the board of directors of RhythmOne plc, YuMe, Inc. and Sigma Designs, Inc., and as a director of Quantum Corporation, Support.com, Numerex Corp., TigerLogic Corporation, IEC Electronics, Meru Networks, Inc., PLX Technology, Inc. and Zilog Corporation.

We view the upcoming Annual Meeting as a referendum on decades of poor performance. We have no intention of engaging in a lengthy and drawn out public battle and believe the Company’s poor stock performance and long-tenured directors speak for themselves.  If elected, our nominees are committed to working cooperatively with the remaining board members to explore all opportunities to unlock shareholder value

Best Regards,

Eric Singer
VIEX Capital Advisors, LLC

SOURCE VIEX Capital Advisors, LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

VIEX Opportunities Fund, LP – Series One (“Series One”) together with the other participants named herein (collectively, “VIEX”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming 2021 annual general meeting of stockholders of KVH Industries, Inc. (the “Company”).

VIEX STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN AND AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be VIEX Opportunities Fund, LP – Series One, VIEX Opportunities Fund II, LP (“VSO II”), VIEX GP, LLC (“VIEX GP”), VIEX Special Opportunities GP II, LLC (“VSO GP II”), VIEX Capital Advisors, LLC (“VIEX Capital”), John Mutch and Eric Singer (collectively, the “Participants”).

As of the date hereof, Series One beneficially owns 345,606 shares of Common Stock directly, including 1,000 shares held in record name. As of the date hereof VSO II beneficially owns 267,658 shares of Common Stock directly. VIEX GP, as the general partner of Series One, may be deemed to beneficially own the 345,606 shares of Common Stock beneficially owned by Series One. VSO GP II, as the general partner of VSO II, may be deemed to beneficially own the 267,658 shares of Common Stock beneficially owned by VSO II. VIEX Capital, as the investment manager of Series One and VSO II, may be deemed the beneficial owner of the 345,606 shares of Common Stock beneficially owned Series One and the 267,658 shares of Common Stock beneficially owned by VSO II.

Mr. Singer, as the managing member of VIEX GP, VSO GP II and VIEX Capital may be deemed the beneficial owner of the 345,606 shares of Common Stock beneficially owned Series One and the 267,658 shares of Common Stock beneficially owned by VSO II.